EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.0 Million, or $0.38 per Diluted Share, in the Third Quarter of 2026, Declares Quarterly Cash Dividend of $0.1475 Per Share

HELENA, Mont., Oct. 27, 2026 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.0 million, or $0.38 per diluted share, in the third quarter of 2026, compared to $3.7 million, or $0.47 per diluted share, in the preceding quarter, and $3.6 million, or $0.46 per diluted share, in the third quarter of 2025. In the first nine months of 2026, net income increased to $10.7 million, or $1.36 per diluted share, compared to $10.1 million, or $1.29 per diluted share, in the first nine months of 2025.

Eagle’s board of directors declared a quarterly cash dividend of $0.1475 per share on October 22, 2026. The dividend will be payable on December 4, 2026, to shareholders of record on November 13, 2026. The current dividend represents an annualized yield of 2.58% based on the average closing price of the Company’s common stock reported on NASDAQ during the third quarter of 2026 of $22.91 per share.

“Our third quarter was defined by record loan growth and continued strength in our core deposit franchise,” said Laura F. Clark, CEO. “Total loans increased $159.0 million from the prior quarter, with growth across our markets and lending lines that reflects strong customer demand and the deep relationships our bankers have built. Importantly, we grew without compromising our credit discipline or pricing. Net interest margin remained solid at 4.12%, and the larger loan portfolio we built this quarter positions us to grow earnings in the periods ahead. With a strong core deposit base supporting this growth, we enter the final quarter of the year with positive momentum and remain focused on delivering long-term value for our shareholders.”

Third Quarter 2026 Highlights (at or for the three-month period ended September 30, 2026, except where noted):

  Net income was $3.0 million, or $0.38 per diluted share, in the third quarter of 2026, compared to $3.7 million, or $0.47 per diluted share in the preceding quarter, and $3.6 million, or $0.46 per diluted share, in the third quarter a year ago.
  Net interest margin (“NIM”) was 4.12% in the third quarter of 2026, compared to 4.15% in the preceding quarter and 3.94% in the third quarter a year ago.
  Net interest income, before the provision for credit losses, increased 4.4% to $20.0 million in the third quarter of 2026, compared to $19.1 million in the second quarter of 2026, and increased 7.0% compared to $18.7 million in the third quarter of 2025.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $25.1 million in the third quarter of 2026, compared to $24.2 million in the preceding quarter and $23.4 million in the third quarter a year ago.
  Total loans of $1.72 billion increased $159.0 million compared to June 30, 2026, and increased $159.6 million compared to a year earlier.
  Due to the record loan growth, Eagle recorded a $1.9 million provision for credit losses for the third quarter of 2026, compared to a $343,000 provision for credit losses in the preceding quarter and a $62,000 provision for credit losses in the third quarter a year ago. Borrower specific deterioration did not meaningfully affect the provision for credit losses for the third quarter of 2026.
  The allowance for credit losses was $19.5 million, or 1.13% of total loans, at September 30, 2026, compared to $17.6 million, or 1.13% of total loans, at June 30, 2026, and $17.7 million, or 1.14% of total loans, a year ago.
  Total deposits of $1.80 billion increased $11.9 million compared to June 30, 2026, and increased $49.9 million, or 2.8%, compared to a year earlier.
  Eagles’s common shareholders’ equity (book value) per share was $24.12 at September 30, 2026, compared to $24.78 at June 30, 2026, and $23.45 at September 30, 2025. Tangible book value per share (non-GAAP) was $19.44 at September 30, 2026, compared to $20.07 at June 30, 2026, and $18.63 at September 30, 2025.
  The Company’s available borrowing capacity was approximately $452.2 million at September 30, 2026, compared to $575.0 million at June 30, 2026, and $508.4 million at September 30, 2025. Short-term FHLB advances were utilized in the quarter to support loan production.
  The Company paid a quarterly cash dividend in the third quarter of $0.1475 per share on September 4, 2026, to shareholders of record August 14, 2026.

Balance Sheet Results

Total assets of $2.28 billion at September 30, 2026, increased $162.2 million compared to one year ago, and increased $156.2 million compared to three months earlier. The investment securities portfolio totaled $272.8 million at September 30, 2026, compared to $279.9 million a year ago, and $285.7 million at June 30, 2026.

Eagle originated $80.8 million in new residential mortgage loans during the quarter and sold $74.7 million in residential mortgage loans, with an average gross margin on sale of mortgage loans of approximately 2.70%. This production compares to residential mortgage loans originations of $88.1 million in the preceding quarter with sales of $72.5 million and an average gross margin on sale of mortgage loans of approximately 3.07%.

Total loans increased $159.6 million compared to a year ago and increased $159.0 million compared to three months earlier. Commercial real estate loans increased 17.0% to $784.7 million at September 30, 2026, compared to $670.4 million a year earlier. Commercial real estate loans were comprised of 66.8% non-owner occupied and 33.2% owner occupied at September 30, 2026. Agricultural and farmland loans increased 0.9% to $316.9 million at September 30, 2026, compared to $314.1 million a year earlier. Residential mortgage loans decreased 5.4% to $141.0 million, compared to $149.1 million a year earlier. Commercial loans increased 22.4% to $175.0 million, compared to $143.0 million a year ago. Commercial construction and development loans decreased 7.8% to $104.6 million, compared to $113.5 million a year ago. Home equity loans increased 8.7% to $115.9 million, residential construction loans increased 64.3% to $58.2 million, and consumer loans decreased 17.5% to $21.1 million, compared to a year ago.

Total deposits increased to $1.80 billion at September 30, 2026, from $1.75 billion at September 30, 2025, and $1.79 billion at June 30, 2026. Noninterest-bearing checking accounts represented 25.2%, interest-bearing checking accounts represented 11.5%, savings accounts represented 11.6%, money market accounts comprised 25.9% and time certificates of deposit made up 25.8% of the total deposit portfolio at September 30, 2026. The average cost of total deposits was 1.44% in the third quarter of 2026, compared to 1.49% in the preceding quarter and 1.63% in the third quarter of 2025. The estimated amount of uninsured deposits was approximately $369.3 million, or 20% of total deposits including accrued interest, at September 30, 2026, compared to $359.8 million, or 20% of total deposits including accrued interest, at June 30, 2026.

FHLB advances and other borrowings increased to $196.8 million at September 30, 2026, compared to $79.2 million at September 30, 2025, and $52.1 million at June 30, 2026. The average cost of FHLB advances and other borrowings was 4.36% in the third quarter of 2026, compared to 5.30% in the preceding quarter and 4.57% in the third quarter of 2025. Other borrowings at September 30, 2026 include the Company’s line of credit draw for $13.0 million at an average rate of 6.37% for the third quarter of 2026, compared to $13.0 million at an average rate of 6.34% for the second quarter of 2026.

Shareholders’ equity was $192.1 million at September 30, 2026, compared to $186.5 million a year earlier and $197.4 million three months earlier. The reduction in shareholders’ equity during the third quarter of 2026 was due to an increase in accumulated other comprehensive loss, net of tax on securities available-for-sale. The decrease in fair value of securities was primarily a result of increased interest rates. Book value per share was $24.12 at September 30, 2026, compared to $23.45 a year earlier, and $24.78 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $19.44 at September 30, 2026, compared to $18.63 a year earlier and $20.07 three months earlier.

Operating Results

“Our net interest margin contracted three-basis points from the prior quarter but was up 18-basis points over the same period a year ago. Compared with last year, the drop in funding costs more than offset a modest decline in earning asset yields, while funding costs held relatively steady from the prior quarter. Looking ahead, we will continue to focus on loan and deposit pricing as we work to protect our net interest margin in a rising rate environment,” said Spaulding.

Eagle’s NIM was 4.12% in the third quarter of 2026, compared to 4.15% in the preceding quarter and 3.94% in the third quarter a year ago. The interest accretion on acquired loans totaled $173,000 and resulted in a three-basis point increase in the NIM during the third quarter of 2026, compared to $94,000 and a two-basis point increase in the NIM during the preceding quarter. The average yield on interest earning assets held steady at 5.77% in the third quarter of 2026, matching the prior quarter, compared to 5.87% in the third quarter a year ago. Funding costs for the third quarter of 2026 increased to 2.14%, compared to 2.12% in the second quarter of 2026 and decreased compared to 2.45% in the third quarter of 2025. For the first nine months of 2026, NIM expanded 27-basis points to 4.13% compared to 3.86% for the first nine months of 2025.

Net interest income, before the provision for credit losses, increased 4.4% to $20.0 million in the third quarter of 2026, compared to $19.1 million in the second quarter of 2026, and increased 7.0% compared to $18.7 million in the third quarter of 2025. Year-to-date, net interest income increased 7.6% to $57.8 million, compared to $53.7 million in the same period one year earlier.

Revenues for the third quarter of 2026 were $25.1 million, a 3.8% increase compared to $24.2 million in the preceding quarter and a 7.2% increase compared to $23.4 million in the third quarter a year ago. In the first nine months of 2026, revenues were $72.8 million, an 8.2% increase compared to $67.3 million in the first nine months of 2025.

Total noninterest income was $5.1 million in the third quarter of 2026, compared to $5.0 million in the preceding quarter, and increased 8.1% compared to $4.7 million in the third quarter a year ago. In the first nine months of 2026, noninterest income increased 10.7% to $15.0 million, compared to $13.5 million in the first nine months of 2025. Net mortgage banking income, the largest component of noninterest income, totaled $2.9 million in the third quarter of 2026, consistent with both the second quarter of 2026 and the third quarter a year ago. Net mortgage banking income increased 3.5% to $8.3 million in the first nine months of 2026, compared to $8.0 million in the first nine months of 2025.

“We continue to invest strategically in our team and technology to support long-term growth, while maintaining a disciplined approach to managing expenses,” said Darryl Rensmon, President and Chief Operating Officer. Eagle’s third quarter noninterest expense was $19.4 million, compared to $19.0 million in the preceding quarter, and $18.4 million in the third quarter of 2025. In the first nine months of 2026, noninterest expense increased 6.1% to $56.6 million, compared to $53.3 million in the first nine months of 2025. The increases to the quarterly and year-to-date noninterest expense relate primarily to increases in salaries and employee benefits.

For the third quarter of 2026, the Company recorded income tax expense of $831,000, compared to $1.1 million in the preceding quarter and $1.3 million in the third quarter of 2025. The effective tax rate for the third quarter of 2026 was 21.6%, compared to 22.9% for the second quarter of 2026 and 26.8% for the third quarter of 2025. The year-to-date effective tax rate was 22.1% for 2026 compared to 21.1% for the same period in 2025.

Credit Quality

Eagle recorded a $1.9 million provision for credit losses for the third quarter of 2026, compared to a $343,000 provision for credit losses in the preceding quarter and a $62,000 provision for credit losses in the third quarter a year ago. The allowance for credit losses represented 224.0% of nonperforming loans at September 30, 2026, compared to 423.5% three months earlier and 430.4% a year earlier. Nonperforming loans were $8.7 million at September 30, 2026, compared to $4.2 million at June 30, 2026, and $4.1 million at September 30, 2025. The increase in nonperforming loans was primarily due to well collateralized agricultural loans. Net loan charge-offs totaled $29,000 in the third quarter of 2026, compared to $193,000 in the preceding quarter and $72,000 in the third quarter a year ago. The allowance for credit losses was $19.5 million, or 1.13% of total loans, at September 30, 2026, compared to $17.6 million, or 1.13% of total loans, at June 30, 2026, and $17.7 million, or 1.14% of total loans a year ago.

Capital Management

Eagle’s ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.90% at September 30, 2026, compared to 7.12% a year ago and 7.66% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. The Bank’s Tier 1 capital to adjusted total average assets was 10.62% as of September 30, 2026. As of September 30, 2026, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, expense management initiatives, deposit costs, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, including the U.S. direct involvement in war in the Middle East, either nationally or in our market areas, that are worse than expected; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the direct or indirect impact of any new regulatory, policy or enforcement developments resulting from the policies or actions of the current U.S. presidential administration, including the implementation of tariffs and other protectionist trade policies, including any reciprocal tariffs by foreign countries, and any uncertainties related thereto; the emergence or continuation of widespread health emergencies or pandemics, including steps taken by governmental and other authorities to contain, mitigate and combat such emergencies or pandemics; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs or unexpected outflows of deposits which may require us to sell investment securities at a loss; limitations on Eagle’s ability to receive dividends from its subsidiaries; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans or other factors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; possible changes in governmental monetary and fiscal policies; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; Eagle’s ability to assess and monitor the effect of evolving uses of artificial intelligence on its business and operations; the effects of any U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, this release, including the Additional Financial Information contains non-GAAP financial measures. Non-GAAP financial measures in this release include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common shareholders’ equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. A reconciliation of the GAAP and non-GAAP financial measures is presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	September 30,	June 30,	September 30,
	2026	2026	2025

Assets:
Cash and due from banks	$21,943	$26,127	$25,061
Interest-bearing deposits in banks	2,916	2,833	4,454
Total cash and cash equivalents	24,859	28,960	29,515
Securities available-for-sale, at fair value	272,824	285,676	279,920
Federal Home Loan Bank ("FHLB") stock	12,097	5,001	5,200
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	12,812	15,972	10,364
Loans:
Real estate loans:
Residential 1-4 family	141,025	143,748	149,119
Residential 1-4 family construction	58,201	45,628	35,423
Commercial real estate	784,706	684,381	670,403
Commercial construction and development	104,558	98,851	113,455
Farmland	172,210	157,275	159,279
Other loans:
Home equity	115,937	108,629	106,648
Consumer	21,096	21,459	25,558
Commercial	175,001	161,457	143,029
Agricultural	144,644	136,916	154,857
Total loans	1,717,378	1,558,344	1,557,771
Allowance for credit losses	(19,490)	(17,640)	(17,740)
Net loans	1,697,888	1,540,704	1,540,031
Accrued interest and dividends receivable	16,749	14,242	16,903
Mortgage servicing rights, net	14,832	14,885	15,131
Premises and equipment, net	99,539	99,947	102,032
Cash surrender value of life insurance, net	61,371	55,460	54,333
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	2,562	2,798	3,599
Other assets	27,621	23,331	23,907
Total assets	$2,282,025	$2,125,847	$2,119,806

Liabilities:
Deposit accounts:
Noninterest-bearing	$453,774	$448,260	$429,064
Interest-bearing	1,348,328	1,341,944	1,323,115
Total deposits	1,802,102	1,790,204	1,752,179
Accrued expenses and other liabilities	46,498	41,628	42,713
FHLB advances and other borrowings	196,759	52,102	79,167
Other long-term debt, net	44,537	44,508	59,261
Total liabilities	2,089,896	1,928,442	1,933,320

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01 per share; 20,000,000 shares authorized;
8,507,429 shares issued; 7,965,431, 7,965,431 and 7,952,177
shares outstanding at September 30, 2026, June 30, 2026, and
September 30, 2025, respectively)	85	85	85
Additional paid-in capital	108,442	108,271	108,730
Unallocated common stock held by Employee Stock Ownership Plan ("ESOP")	(3,008)	(3,151)	(3,581)
Treasury stock, at cost (541,998, 541,998 and 555,252 shares at
September 30, 2026, June 30, 2026, and September 30, 2025, respectively)	(11,374)	(11,374)	(11,925)
Retained earnings	118,748	116,910	107,947
Accumulated other comprehensive loss, net of tax	(20,764)	(13,336)	(14,770)
Total shareholders' equity	192,129	197,405	186,486
Total liabilities and shareholders' equity	$2,282,025	$2,125,847	$2,119,806

Income Statement	(Unaudited) Three Months Ended			(Unaudited) Nine Months Ended September 30,
(Dollars in thousands, except per share data)
	September 30,	June 30,	September 30,
	2026	2026	2025	2026	2025
Interest and dividend income:
Interest and fees on loans	$25,518	$24,088	$25,213	$73,176	$72,975
Securities available-for-sale	2,323	2,297	2,322	6,835	7,170
FHLB and FRB dividends	136	112	225	386	721
Other interest income	21	114	74	434	187
Total interest and dividend income	27,998	26,611	27,834	80,831	81,053
Interest expense:
Deposits	6,478	6,633	7,179	19,772	20,927
FHLB advances and other borrowings	1,085	393	1,144	1,890	4,229
Other long-term debt	448	447	823	1,341	2,162
Total interest expense	8,011	7,473	9,146	23,003	27,318
Net interest income	19,987	19,138	18,688	57,828	53,735
Provision for credit losses	1,859	343	62	2,481	1,142
Net interest income after provision for credit losses	18,128	18,795	18,626	55,347	52,593

Noninterest income:
Service charges on deposit accounts	420	419	442	1,247	1,224
Mortgage banking, net	2,903	2,920	2,926	8,257	7,977
Interchange and ATM fees	740	711	691	2,079	1,954
Appreciation in cash surrender value of life insurance	421	407	384	1,190	1,127
Other noninterest income	613	560	274	2,222	1,258
Total noninterest income	5,097	5,017	4,717	14,995	13,540

Noninterest expense:
Salaries and employee benefits	11,843	11,712	11,193	34,369	31,502
Occupancy and equipment expense	2,171	2,220	2,274	6,951	6,806
Data processing	1,455	1,332	1,326	4,042	3,961
Software subscriptions	582	610	680	1,763	2,053
Advertising	293	328	308	922	820
Amortization	239	249	288	759	906
Loan costs	416	388	382	1,169	1,108
Federal Deposit Insurance Corporation ("FDIC") insurance premiums	245	236	231	716	719
Professional and examination fees	703	420	401	1,505	1,312
Other noninterest expense	1,433	1,497	1,304	4,387	4,132
Total noninterest expense	19,380	18,992	18,387	56,583	53,319

Income before provision for income taxes	3,845	4,820	4,956	13,759	12,814
Provision for income taxes	831	1,105	1,326	3,046	2,708
Net income	$3,014	$3,715	$3,630	$10,713	$10,106

Basic earnings per common share	$0.38	$0.47	$0.47	$1.37	$1.30
Diluted earnings per common share	$0.38	$0.47	$0.46	$1.36	$1.29

Basic weighted average shares outstanding	7,833,548	7,827,552	7,796,304	7,826,698	7,799,899

Diluted weighted average shares outstanding	7,873,976	7,862,465	7,828,570	7,862,007	7,822,825

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	September 30,	June 30,	September 30,
	2026	2026	2025

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,019	$2,225	$2,229
Net change in fair value of loans held-for-sale and derivatives	165	9	(22)
Mortgage servicing income, net	719	686	719
Mortgage banking, net	$2,903	$2,920	$2,926

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$5,922		$5,661
Net change in fair value of loans held-for-sale and derivatives	312		(32)
Mortgage servicing income, net	2,023		2,348
Mortgage banking, net	$8,257		$7,977

Performance Ratios (For the quarter):
Return on average assets	0.55%	0.71%	0.68%
Return on average equity	6.06%	7.57%	7.94%
Yield on average interest earning assets	5.77%	5.77%	5.87%
Cost of funds	2.14%	2.12%	2.45%
Net interest margin	4.12%	4.15%	3.94%
Core efficiency ratio*	76.31%	77.59%	77.33%

Performance Ratios (Year-to-date):
Return on average assets	0.67%		0.64%
Return on average equity	7.26%		7.50%
Yield on average interest earning assets	5.77%		5.83%
Cost of funds	2.14%		2.48%
Net interest margin	4.13%		3.86%
Core efficiency ratio*	76.66%		77.91%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025

Nonaccrual loans	$6,766	$2,961	$1,966
Loans 90 days past due and still accruing	1,937	1,204	2,156
Total nonperforming loans	8,703	4,165	4,122
Other real estate owned and other repossessed assets	43	70	86
Total nonperforming assets	$8,746	$4,235	$4,208

Nonperforming loans / portfolio loans	0.51%	0.27%	0.26%
Nonperforming assets / assets	0.38%	0.20%	0.20%
Allowance for credit losses / portfolio loans	1.13%	1.13%	1.14%
Allowance for credit losses/ nonperforming loans	223.95%	423.53%	430.37%
Gross loan charge-offs for the quarter	$37	$201	$80
Gross loan recoveries for the quarter	$8	$8	$8
Net loan charge-offs for the quarter	$29	$193	$72

	September 30,	June 30,	September 30,
	2026	2026	2025
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$24.12	$24.78	$23.45
Tangible book value per share**	$19.44	$20.07	$18.63
Shares outstanding	7,965,431	7,965,431	7,952,177
Tangible common equity to tangible assets***	6.90%	7.66%	7.12%

Other Information:
Average investment securities for the quarter	$282,446	$281,816	$280,683
Average investment securities year-to-date	$281,611	$281,187	$287,176
Average loans for the quarter ****	$1,626,026	$1,548,184	$1,581,510
Average loans year-to-date ****	$1,566,863	$1,536,792	$1,554,547
Average earning assets for the quarter	$1,924,273	$1,850,906	$1,879,801
Average earning assets year-to-date	$1,874,136	$1,848,653	$1,859,177
Average total assets for the quarter	$2,173,707	$2,095,992	$2,131,315
Average total assets year-to-date	$2,120,942	$2,094,122	$2,109,454
Average deposits for the quarter	$1,787,392	$1,781,870	$1,746,087
Average deposits year-to-date	$1,782,807	$1,780,476	$1,708,460
Average equity for the quarter	$198,830	$196,255	$182,822
Average equity year-to-date	$196,824	$195,804	$179,699

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$19,380	$18,992	$18,387	$56,583	$53,319

Net interest income	19,987	19,138	18,688	57,828	53,735
Noninterest income	5,097	5,017	4,717	14,995	13,540
Efficiency ratio denominator	25,084	24,155	23,405	72,823	67,275

Efficiency ratio (GAAP)	77.26%	78.63%	78.56%	77.70%	79.26%

Calculation of Core Efficiency Ratio:
Noninterest expense	$19,380	$18,992	$18,387	$56,583	$53,319
Intangible asset amortization	(239)	(249)	(288)	(759)	(906)
Core efficiency ratio numerator	19,141	18,743	18,099	55,824	52,413

Net interest income	19,987	19,138	18,688	57,828	53,735
Noninterest income	5,097	5,017	4,717	14,995	13,540
Core efficiency ratio denominator	25,084	24,155	23,405	72,823	67,275

Core efficiency ratio (non-GAAP)	76.31%	77.59%	77.33%	76.66%	77.91%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2026	2026	2025
Tangible Book Value:
Shareholders' equity	$192,129	$197,405	$186,486
Goodwill and core deposit intangible, net	(37,302)	(37,538)	$(38,339)
Tangible common shareholders' equity (non-GAAP)	$154,827	$159,867	$148,147

Common shares outstanding at end of period	7,965,431	7,965,431	7,952,177

Common shareholders' equity (book value) per share (GAAP)	$24.12	$24.78	$23.45

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$19.44	$20.07	$18.63

Tangible Assets:
Total assets	$2,282,025	$2,125,847	$2,119,806
Goodwill and core deposit intangible, net	(37,302)	(37,538)	(38,339)
Tangible assets (non-GAAP)	$2,244,723	$2,088,309	$2,081,467

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.90%	7.66%	7.12%

Contacts:	Laura F. Clark, CEO (406) 457-4007 P. Darryl Rensmon, President and COO (406) 441-5005 Miranda J. Spaulding, EVP and CFO (406) 441-5010